EXHIBIT C


                          West Texas Utilities Company



Name                                Prior Year Compensation   To Be Received


Eric Blakely                                57,000               60,000

Jeff Broad                                  88,180               88,180

Paul Brower                                 194,448             194,448

Cleve Evans                                 109,281             101,657

Mark Hunt                                    49,617              51,105

Floyd Nickerson                           close out

C. W. Stephenson                             77,089              80,425

David Teeter                                123,569             126,349